Exhibit 23.1

Consent of Independent Auditors

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Amended and Restated LMI Aerospace, Inc. 1998 Stock Option Plan of our report dated March 17, 2000, with respect to the consolidated financial statements of LMI Aerospace, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

/s/ Ernst & Young LLP

St. Louis, Missouri
May 25, 2000